EXHIBIT 99

BlackStar Receives Corporate Governance Blockchain Patent

BOULDER, CO / April 23, 2024 / BlackStar Enterprise Group, Inc. (“BlackStar”) (OTC Pink: BEGI) BlackStar received its Blockchain Corporate Governance Patent from the United States Patent and Trademark Office (USPTO), U. S. Patent No. 11966974 Issue Date:  April 23, 2024, titled “System And Method For Preparing For A SEC Financial Statement Audit By Recording Corporate Governance Information On An Immutable Blockchain.” The patented technology, which generally relates to recording corporate governance information on a blockchain, helps with the organization of public and private companies preparing for a financial audit, and is called Corporate Governance on a Blockchain.

BlackStar’s CEO Joseph E Kurczodyna feels that, when first developed, this audit platform could be a white label product for organizations with government contracts, individuals, new corporations, and government employers, all of whom solicit money from the public. Corporate Governance on a Blockchain is part of BlackStar’s vision for the future of securities trading and public company transparency through the use of blockchain. Please visit BlackstarEG.com for further information.

Other Info: BlackStar Enterprise Group, Inc. (OTC: BEGI)

WEBSITE: blackstareg.com

EMAIL: info@blackstareg.com

CONTACT

Bryan P Hemphill….559-359-1480

http://www.blackstarenterprisegroup.com/investor-relations/

More information can be found in the Company's recently filings at the SEC web site:  https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany.

SEC Disclaimer

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities in the United States or elsewhere. This press release may contain forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in BlackStar’s (“the Company’s”) business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.